As filed with the Securities and Exchange Commission on October 30, 2026
Registration No. 333-294050
Registration No. 333-270600
Registration No. 333-263796
Registration No. 333-261557
Registration No. 333-261029

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-294050)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-270600)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-263796)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-261557)
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (NO. 333-261029)
UNDER
THE SECURITIES ACT OF 1933

WEAVE COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	26-3302902
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1331 W Powell Way
Lehi, Utah 84043
(Address of Principal Executive Offices) (Zip Code)

Weave Communications, Inc. 2022 Inducement Equity Incentive Plan
Weave Communications, Inc. 2021 Equity Incentive Plan
Weave Communications, Inc. 2021 Employee Stock Purchase Plan
Weave Communications, Inc. 2015 Equity Incentive Plan
(Full Title of the Plans)

Brett White
Chief Executive Officer
Weave Communications, Inc.
1331 W Powell Way
Lehi, Utah 84043
(Name and Address of Agent for Service)
(385) 331-4164
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Tyler Waltman
General Counsel
Weave Communications, Inc.
1331 W Powell Way
Lehi, Utah 84043
(385) 331-4164

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
Weave Communications, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.00001 per share, previously registered but that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof:
1.Registration Statement No. 333-294050, filed with the SEC on March 5, 2026, relating to the Weave Communications, Inc. 2021 Equity Incentive Plan and the Weave Communications, Inc. 2021 Employee Stock Purchase Plan;
2.Registration Statement No. 333-270600, filed with the SEC on March 16, 2023, relating to the Weave Communications, Inc. 2021 Equity Incentive Plan, the Weave Communications, Inc. 2021 Employee Stock Purchase Plan and the Weave Communications, Inc. 2022 Inducement Equity Incentive Plan;
3.Registration Statement No. 333-263796, filed with the SEC on March 23, 2022, relating to the Weave Communications, Inc. 2021 Equity Incentive Plan and the Weave Communications, Inc. 2021 Employee Stock Purchase Plan;
4.Registration Statement No. 333-261557, filed with the SEC on December 9, 2021, relating to the Weave Communications, Inc. 2015 Equity Incentive Plan; and
5.Registration Statement No. 333-261029, filed with the SEC on November 12, 2021, relating to the Weave Communications, Inc. 2015 Equity Incentive Plan, the Weave Communications, Inc. 2021 Equity Incentive Plan and the Weave Communications, Inc. 2021 Employee Stock Purchase Plan.
On August 18, 2026, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Willow Parent, LLC, a Delaware limited liability company (“Parent”), and Willow Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Parent. The Merger became effective on October 26, 2026, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.
As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any and all securities that had been registered but remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statements to remove from registration any and all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lehi, State of Utah, on October 30, 2026.

WEAVE COMMUNICATIONS, INC.

By:	/s/ Brett White
Name: Brett White
Title: Chief Executive Officer